EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SDC SOFTWARE, INC.

AND

NICHOLAS SKREPETOS

DATED AS OF JUNE 15, 2011

TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITIONS1
1.1	Capitalized Terms	1
1.2	Construction	7
ARTICLE 2 TRANSFER OF ASSETS7
2.1	Transfer of Assets	7
2.2	Delivery of Transferred Assets.	8
2.3	Technology Retention	9
2.4	Collateral Agreements	9
2.5	Agreement to Perform Necessary Acts	9
2.6	Assumed Liabilities	9
2.7	Excluded Liabilities	10
ARTICLE 3 CLOSING, PURCHASE PRICE AND PAYMENTS11
3.1	Closing	11
3.2	Deliveries at Closing	11
3.3	Purchase Price	12
3.4	Payment of Purchase Price	12
3.5	Escrow Fund and Escrow Agreement	12
3.6	Allocation of Purchase Price	13
3.7	Transfer Taxes	13
3.8	Expenses	13
3.9	Withholding Taxes	14
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER14
4.1	Qualification; Subsidiaries	14
4.2	Authorization of Transactions	14
4.3	Noncontravention	14
4.4	Consents	15
4.5	Ownership of the Business	15
4.6	Financial Information	15
4.7	Restrictions on Transactions or Business Activities	15
4.8	Title of Properties; Absence of Liens and Encumbrances; Condition	16
4.9	Intellectual Property	16
4.10	Brokers’ and Finders’ Fees	19
4.11	Transferred Contracts	19
4.12	Complete Copies of Materials	20
4.13	Transferred Assets	20
4.14	Operational Licenses	20
4.15	Litigation	20
4.16	Employee Benefits	20
4.17	Bulk Transfer Laws	21
4.18	Compliance with Applicable Laws	21
4.19	Business Practices	21
4.20	Tax Matters	21
4.21	Certain Relationships	22
4.22	Product Warranties	22
4.23	Accounts Receivable	22
4.24	No Insolvency	22
4.25	Disclosure	23
4.26	Environmental	23
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER23
5.1	Organization	23
5.2	Authorization of Transaction	23
5.3	Sufficient Cash Funds	23
ARTICLE 6 CONFIDENTIAL INFORMATION23
6.1	Confidentiality of Agreement and Public Announcements	23
6.2	Remedies	24
ARTICLE 7 COVENANTS24
7.1	Additional Documents and Further Assurances	24
7.2	Tax Matters	24
7.3	Delivery of Final Financial Information	25
ARTICLE 8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION25
8.1	Survival of Representations and Warranties	25
8.2	Indemnification	26
8.3	Source of Indemnification	26
8.4	Indemnification Procedure	26
8.5	Resolution of Conflicts; Arbitration.	27
8.6	Third-Party Claims	27
8.7	Limitations on Indemnity.	27
8.8	Exclusive Remedy	28
ARTICLE 9 AMENDMENT AND WAIVER28
9.1	Amendment	28
9.2	Extension; Waiver	28
ARTICLE 10 GENERAL28
10.1	Notices	28
10.2	Governing Law	29
10.3	Forum and Venue	29
10.4	Resolution of Conflicts; Arbitration	29
10.5	Assignment	30
10.6	No Third-Party Beneficiaries	30
10.7	WAIVER OF JURY TRIAL	30
10.8	Severability	30
10.9	Entire Agreement	30
10.10	Counterparts	31

SCHEDULES

Schedule 1.1(tt)                            Product Software
Schedule 1.1(aaa)                        Sites
Schedule 1.1(ddd)                       Tangible Assets
Schedule 1.1(kkk)                        Transferred Contracts
Schedule 1.1(lll)                           Transferred IP
Schedule1.1(mmm)                      Transferred Products
Schedule 1.1(nnn)                       Transferred Technology
Schedule 2.1(a)(xii)                     Other Transferred Assets
Schedule 2.1(b)                           Excluded Assets
Schedule 2.6(d)                           Assumed Liabilities
Schedule 2.7                                Other Excluded Liabilities
Schedule 3.4                                Wire Transfer Instructions
Schedule 3.5                                Business Milestones

EXHIBITS

Exhibit A-1                  Form of Seller Non-Competition and Non-Solicitation Agreement
Exhibit A-2                  Form of Employee Non-Competition and Non-Solicitation Agreement
Exhibit B                      Disclosure Schedule
Exhibit C                      Escrow Agreement
Exhibit D                      General Assignment and Bill of Sale
Exhibit E                      Form of Assignment of Copyright, Trademarks, Patents
Exhibit F                      Form of Legal Opinion
Exhibit G                      Short-Term Lease of Existing Office Space

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of June 15, 2011 by and between SDC Software, Inc., a Delaware corporation, with a place of business at 1900 Seaport Boulevard, 3rd Floor, Redwood City, CA 94063 (“Purchaser”), and Nicholas Skrepetos, with a principal residence at 1185 Throne Drive, Eugene, OR 97402 (“Seller”).  Each of Purchaser and Seller is referred to herein individually as a “Party,” and collectively as the “Parties”.

RECITALS

A.           Seller owns and operates the Business (as defined below).

B.           Seller desires to sell, and Purchaser desires to purchase, all right, title and interest of Seller in and to all of the assets of Seller related to, useful in or necessary to the Business, other than the Excluded Assets (as defined below), and Purchaser will assume only the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth herein.

C.           A portion of the consideration payable by Purchaser to Seller hereunder shall be placed in escrow as security for certain obligations of Seller set forth in this Agreement.

D.           Concurrently with the execution and delivery of this Agreement, and as a material inducement to Purchaser to enter into this Agreement, (i) Nicholas Skrepetos and each of the Designated Employees (as defined below) shall execute and deliver to Purchaser an offer letter (the “Offer Letters”) for employment with Purchaser to be effective immediately following the Closing (as defined below); (ii) Nicholas Skrepetos shall execute and deliver to Purchaser a non-competition and non-solicitation agreement in the form attached hereto as Exhibit A-1 (the “Seller Non-Competition and Non-Solicitation Agreement”); and (iii) each of the Designated Employees shall execute and deliver to Purchaser a non-competition and non-solicitation agreement in the form attached hereto as Exhibit A-2 (the “Employee Non-Competition and Non-Solicitation Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties hereto), intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Capitalized Terms

The following capitalized terms shall have the meanings set forth below for purposes of this Agreement and the schedules attached hereto (unless such terms are otherwise defined in the schedules):

(a) “Actual Purchase Price Adjustment” means an amount equal to (x) the Assumed Liabilities set forth on Schedule 2.6(d), less (y) Prepaid Expenses, in each case as finally calculated pursuant to Section 7.3; provided that if the amount of the foregoing calculation is negative, the Actual Purchase Price Adjustment shall be deemed to equal zero.

(b) “Allocation” has the meaning set forth in Section 3.6.

(c) “Assumed Liabilities” has the meaning set forth in Section 2.6.

(d) “Books and Records” means the books and records (in paper or electronic format) of the Business, including the sales records, reports on sales and business performance, customer and end user lists and information, including customer email addresses, supplier lists and information, Transferred Product records, distributor and other sales information, copies of Transferred Contracts, and copies of policies and procedures regarding marketing and customer and end user support.

(e) “Business” shall mean all of the operations, activities, services and products of the SUPERAntiSpyware.com business operated by Seller, including without limitation those relating to (i) the marketing and sales of anti-malware and other software technology and products; (ii) the development of anti-malware and other software technology and products; (iii) the provision of services and support relating to anti-malware and other software technology and products, as such operations and activities are currently conducted and proposed to be conducted by Seller and as such services and products are currently offered and proposed to be offered by Seller; and (iv) any other software or technology in research, development or production as reflected in the books and records of the Business including, but not limited to the source code vaults maintained by the Business.

(f) “Closing” has the meaning set forth in Section 3.1.

(g) “Closing Date” means the date on which the Closing occurs.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i) “Collateral Agreements” has the meaning set forth in Section 2.4.

(j) “Competing Business Purpose” means any business (including research and development), operations, activities and/or services that are related to software or services in the field of supporting, maintaining, repairing, installing, optimizing the performance of or securing a technology device or software (such as, but not limited to, personal computers, tablets, printers, routers, home gateways, smart phones, gaming devices, digital cameras, Facebook accounts or any other accounts that store personally identifiable information, and music players); provided that the foregoing shall not be deemed to include software or services the principal purpose of which is the development or operation of websites, gaming applications, social networking applications, instant messengers, audio and media applications, file and image manipulation applications, accounting applications, or word processing applications, so long as the ancillary or indirect purpose of such software or services is not related to a Competing Business Purpose.

(k) “Consent” means any consent, waiver, approval, permit, order or authorization of, or registration, declaration or filing with, any Person not a party to this Agreement.

(l) “Contract” shall mean any note, bond, mortgage, indenture, lease, contract, purchase order, insertion order, terms of service or sale, binding quote, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, including any amendment or modifications made thereto, whether oral or written.

(m) “Designated Employees” means Don Fowler, Geoff Bullard and David Price.

(n) “Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof and attached hereto as Exhibit B.

(o) “Employee” means any current or former employee, contractor, consultant or advisor of the Business.

(p) “Employee Non-Competition and Non-Solicitation Agreement” has the meaning set forth in the recitals hereto.

(q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r) “ERISA Affiliate” means such subsidiary of Seller and any other person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(s) “Escrow Agent” means U.S. Bank, National Association.

(t) “Escrow Agreement” means the Escrow Agreement to be executed and delivered prior to Closing by and among the Purchaser, Seller and the Escrow Agent, attached hereto as Exhibit C.

(u) “Escrow Fund” has the meaning set forth in Section 3.5.

(v) “Escrow Payment” has the meaning set forth in Section 3.4.

(w) “Escrow Period” means the period commencing immediately after the Closing and ending at 5:00 p.m. (California Time) on the date thirty (30) days after the expiration of the period which is eighteen (18) months after the Closing.

(x) “Estimated Purchase Price Adjustment” means an amount equal to (x) the Assumed Liabilities set forth on Schedule 2.6(d), less (y) Prepaid Expenses, in each case as set forth in the Adjustment Certificate delivered to Purchaser pursuant to Section 3.2(i); provided that if the amount of the foregoing calculation is negative, the Estimated Purchase Price Adjustment shall be deemed to equal zero.

(y) “Excluded Assets” has the meaning set forth in Section 2.1(b).

(z) “Excluded Liabilities” has the meaning set forth in Section 2.7.

(aa) “Excluded Employee Liabilities” means: (i) payments or entitlements that Seller or its ERISA Affiliates may owe or have promised to pay to Employees, including wages, other remuneration, holiday or vacation pay, bonus, profit sharing, commission, pension contributions, taxes, and any other related Liability; (ii) all payments with respect to the Employees that are due to be paid on or prior to the Closing Date (including pension contributions, insurance premiums and taxation) to any third party in connection with the employment of any of the Employees; (iii) any claims or expectancies of any Employees following from their employment or consultancy with Seller or its ERISA Affiliates which have been incurred or accrued on or prior to the Closing Date; and (iv) any other Liability related to the Employees or agents of Seller or its ERISA Affiliates, whenever arising, in each case including WARN Act or any similar law or statute, change of control, workers’ compensation, severance, salary, bonuses, COBRA benefits or other benefits or payments due under any Seller Employee Plan, whether or not any such Employees shall accept employment with Purchaser in connection with the Transactions.

(bb) “Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

(cc) “Indemnified Party” has the meaning set forth in Section 8.2.

(dd) “Indemnifying Party” has the meaning set forth in Section 8.2.

(ee) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications; (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications (collectively, “Trademarks”); (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software; (viii) rights to uniform resource locators, Web site addresses and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all goodwill associated with any of the foregoing.

(ff) “Knowledge” or “Known” shall mean, with respect to Seller, the knowledge of the Seller assuming that Seller shall have made due and diligent inquiry with respect to the applicable subject matter, including inquiry of the Employees that would be reasonably expected to have knowledge of the matter.

(gg) “Legal Requirement” means any constitution, act, statute, law, ordinance, treaty, rule, regulation or official interpretation of, or judgment, injunction, order, decision, decree, license, permit or authorization issued by, any Governmental Entity.

(hh)  “Liability” shall mean any debt, liability, indebtedness, duty, expense, claim, deficiency, guaranty, endorsement or other obligation of any type (whether known or unknown, whether asserted or unasserted, whether matured or unmatured, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

(ii) “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(jj) “Loss” and “Losses” has the meaning set forth in Section 8.2.

(kk) “Offer Letter” has the meaning set forth in the recitals hereto.

(ll) “Officer’s Certificate” has the meaning set forth in Section 8.4.

(mm) “Open Source Materials” has the meaning set forth in Section 4.9(h).

(nn) “Party” and “Parties” have the meaning set forth in the introductory paragraph hereto.

(oo) “Person” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or Governmental Entity.

(pp) “Personally Identifiable Information” or “PII” has the meaning set forth in Section 4.9(t).

(qq) “Prepaid Expenses” means the prepaid expenses of the Business as of 11:59 p.m., local time on the Closing Date.

(rr) “Privacy Policies” has the meaning set forth in Section 4.9(t).

(ss) “Processing” has the meaning set forth in Section 4.9(u).

(tt) “Product Software” means all Software that is (i) included in or part of any version of the Transferred Products, including the Software listed on Schedule 1.1(tt) and all versions thereof, and including any Software from which such Software was derived, or (ii) currently under development by or on behalf of the Business.

(uu) “Purchase Price” has the meaning set forth in Section 3.3.

(vv) “Purchaser” has the meaning set forth in the introductory paragraph hereto.

(ww) “Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications) or service marks; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(xx) “Seller” has the meaning set forth in the introductory paragraph hereto.

(yy) “Seller Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other Employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, formal or informal, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller or any of its ERISA Affiliates for the benefit of any of the Employees of the Business or with respect to which Seller or any of its ERISA Affiliates has or may have any liability or obligation.

(zz) “Seller Non-Competition and Non-Solicitation Agreement” has the meaning set forth in the recitals hereto.

(aaa) “Sites” shall mean all of the world wide web sites used in the Business, including those located at the uniform resource locators set forth on Schedule 1.1(aaa).

(bbb) “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed.  Software includes source code listings, comments, flow diagrams, and any other documentation in any form or format and user manuals.

(ccc) “Special Representations” has the meaning set forth in Section 8.1.

(ddd) “Tangible Assets” means all tangible assets, including Technology, related to, useful in or necessary to the Business, the material items of which are described on Schedule 1.1(ddd).

(eee) “Tax” and “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.

(fff) “Tax Returns” means all forms required to be filed with a taxing authority.

(ggg) “Technology” means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, schematics, netlist, mask works, test methodologies, documentation, hardware development tools, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

(hhh) “Transactions” means the transactions contemplated by this Agreement and any agreements related to this Agreement.

(iii) “Transfer Taxes” has the meaning set forth in Section 3.7.

(jjj) “Transferred Assets” has the meaning set forth in Section 2.1.

(kkk) “Transferred Contracts” means those Contracts listed on Schedule 1.1(kkk), with any Transferred Contracts requiring a Consent indicated thereon.

(lll) “Transferred IP” means all Intellectual Property Rights owned by Seller that are embodied by or would be infringed by the making, using, offering for sale, marketing, selling, servicing, supporting, importing or other exploitation of the Transferred Products, the Product Software or the Web Content, or by the operation of the Business, the material items of which are listed or described in Schedule 1.1(lll).

(mmm) “Transferred Products” means the entire line of products and services offered by or relating to the Business, including without limitation all versions of such products and services, and products and services under development, and including the products listed on Schedule 1.1(mmm) hereto.

(nnn) “Transferred Technology” shall mean all Technology owned by Seller or that Seller has the right or authority to transfer that is related to, useful in or necessary to the Business (other than Technology used exclusively in an Excluded Asset), including without limitation the Technology constituting the Transferred Products and the Web Content, and including all Technology listed on Schedule 1.1(nnn).  To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, and Software from which such Software was derived shall be included as Transferred Technology.

(ooo) “Web Content” shall mean all content that is or has been displayed or available, or that has otherwise been prepared or developed to sell or market the Transferred Products, on the Sites or on any third party’s web site.

1.2 Construction

For purposes of this Agreement, the Parties hereto agree that:

(a) whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders;

(b) the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(c) all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated;

(d) the headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement;

(e) each Party has been represented by counsel during the negotiation and execution of this Agreement and, therefore, each waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document;

(f) nothing in the Disclosure Schedule shall be deemed an adequate disclosure to a representation or warranty made herein unless the statements in the Disclosure Schedule identifies the disclosure with particularity and indicates the Section and, if applicable, the Subsection of this Agreement to which such disclosure relates; and

(g) each representation, warranty and covenant herein shall have independent significance so that if any Party has breached any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

ARTICLE 2

TRANSFER OF ASSETS

2.1 Transfer of Assets

(a) Transferred Assets.  At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser good and valid title to the Transferred Assets free and clear of any and all Liens.  For purposes of this Agreement and subject to Section 2.1(b), “Transferred Assets” means and includes all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), of Seller related to, useful in or necessary to the Business, other than the Excluded Assets.  Without limiting the generality of the foregoing, the Transferred Assets shall include the following:

(i) all accounts receivable of the Business and Prepaid Expenses;

(ii) the Books and Records;

(iii) the Transferred IP;

(iv) the Transferred Products, including all Product Software;

(v) the Tangible Assets;

(vi) all rights of Seller under the Transferred Contracts;

(vii) the Transferred Technology;

(viii) all marketing, promotional, marketing and advertising materials, brochures and presentations of the Business, including all advertising and web content;

(ix) all Trademarks associated with the Business;

(x) the Sites and all rights thereto;

(xi) all goodwill associated with the Transferred Products and the Business;

(xii) any other assets, tangible or intangible, or rights of Seller related to, useful in or necessary to the Business or the Transferred Products, including those assets listed on Schedule 2.1(a)(xii); and

(xiii) all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing, and all claims and causes of action against third parties related to the Business, including those related to the Transferred Assets.

(b) Excluded Assets. Notwithstanding anything to the contrary, the Transferred Assets shall not include those assets set forth on Schedule 2.1(b) (the “Excluded Assets”), except to the extent any Technology or Intellectual Property Rights or other such assets may be related to, useful in or necessary to the Business or the Transferred Products, in which case they shall be and remain Transferred Assets. The parties acknowledge and agree that the Excluded Assets shall include, and the Transferred Assets shall not include, the real property used prior to Closing for Business operations (the “Existing Office”), and those personal assets of Seller and the employees of the Business located in the Existing Office, provided that such assets are not related to, useful in or necessary to the Business.

2.2 Delivery of Transferred Assets

(a) At the Closing, Seller shall, at Seller’s sole cost, in the manner and form, and to the locations, reasonably specified by Purchaser, (i) deliver to Purchaser or other entity designated by Purchaser, all of the Transferred Assets, (ii) in the case of the Transferred IP or other intangible assets, deliver such instruments as are necessary or desirable to document and to transfer title to such assets from Seller to Purchaser in accordance with Section 2.4 below, and (iii) deliver to Purchaser fully-executed, complete and accurate originals of all of the Transferred Contracts, or, to the extent originals are not available, fully-executed, complete and accurate copies of all of the Transferred Contracts.  Without limiting the foregoing, Seller shall deliver to Purchaser at the Closing, by electronic transmission in a manner specified by Purchaser, all Transferred Assets contained in electronic form, including source code, object code, source documentation and all other related materials for Transferred Assets. For clarification, Purchaser shall bear the costs associated with preparation, filing and processing of documentation and instructions necessary to transfer the Transferred Assets pursuant to this Agreement, subject to Section 3.8 below.

(b) To the extent that Purchaser cannot be granted possession by Seller of certain Tangible Assets as of the Closing Date, the transfer of possession will be substituted by an agreement that those assets shall be held by Seller for and on behalf of Purchaser until such time as Purchaser is granted possession thereof.  During that period, Seller shall bear all risk of loss with respect to those Tangible Assets.

2.3 Technology Retention

Following the Closing, Seller shall not retain copies of any of the Product Software or other Technology included in the Transferred Assets, even if such Transferred Assets are such that more than one copy may exist. Seller hereby waives, solely for the benefit of Purchaser and its subsidiaries and affiliates, any rights to which Seller is entitled under any employee confidential information and invention assignment agreement or similar Contract or arising under applicable law with respect to the subject matter thereof.

2.4 Collateral Agreements

Without limiting the foregoing, at the Closing, Seller shall deliver to Purchaser, duly executed by Seller: (a) a General Assignment and Bill of Sale substantially in the form of Exhibit D hereto; (b) assignments of the Transferred IP in forms acceptable to Purchaser and otherwise suitable for filing in all relevant jurisdictions and governmental offices, including an assignment of copyright, and trademarks, and patents substantially in the form of Exhibit E; and (c) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance acceptable to Purchaser, as shall be effective to vest in Purchaser good and valid title in and to the Transferred Assets (the instruments referred to in clauses (a), (b) and (c) being collectively referred to herein as the “Collateral Agreements”).

2.5 Agreement to Perform Necessary Acts

To the extent reasonably necessary, following the Closing and without demanding further consideration therefor, Seller shall, and shall use his good faith best efforts to cause the Employees and agents (including any named inventors on any Patents included in the Transferred Assets) of the Business to, provide Purchaser with reasonable access to relevant information, to provide Purchaser with reasonable cooperation and assistance in the enforcement or prosecution of any Transferred IP and otherwise to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Transactions.  Assistance under this Section 2.5 may include execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a jurisdiction-by-jurisdiction and/or a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment as Purchaser or its counsel may reasonably request.

2.6 Assumed Liabilities

    Upon the terms and subject to the conditions set forth herein, at the Closing, Purchaser shall assume from Seller (and thereafter pay, perform, discharge or otherwise satisfy), the following Liabilities of the Business to the extent they arise from and after the Closing Date, and no others (collectively, the “Assumed Liabilities”):

(a) those executory obligations of Seller under the Transferred Contracts, in each case solely on a going-forward basis from and after the Closing Date;

(b) warranty and support obligations under the standard terms and conditions of sale, license and lease set forth in Section 4.22 of the Disclosure Schedule for Transferred Products sold by the Business in the ordinary course prior to Closing. For purposes of clarification, for purposes hereof, warranty and support obligations shall not be deemed to include any obligations to provide returns or refunds to customers;

(c) the deferred revenue of the Business as of the Closing, notwithstanding that Seller has not historically carried deferred revenue on its books; and

(d) the Liabilities related to the Business specifically identified on Schedule 2.6(d).

The assumption of the Assumed Liabilities by Purchaser hereunder shall not enlarge any rights of third parties under any contracts or agreements with Purchaser or Seller or any of their respective affiliates.

2.7 Excluded Liabilities

    Except for the Assumed Liabilities, Purchaser shall not assume or be obligated to pay, perform, discharge or in any way be responsible for any Liability of Seller, any related or affiliated Person or the Business (the “Excluded Liabilities”). Without limiting the foregoing, and notwithstanding anything in Section 2.6 to the contrary, the Assumed Liabilities will not include and Purchaser will not assume any Liability of Seller, any related or affiliated Person or the Business with respect to:

(a) any Liabilities of Seller under this Agreement and any agreement executed pursuant hereto or contemplated hereby;

(b) other than the Assumed Liabilities, any Liabilities in connection with, resulting from or arising out of, directly or indirectly, the ownership of the Transferred Assets or the operation of the Business on or prior to the Closing Date, including (i) returns or refunds for any products or services sold by Seller prior to Closing, whether or not related to the Transferred Products; (iii) royalties or fees due for use or distribution of any products or services sold by Seller prior to Closing, whether or not related to the Transferred Products; (iv) any failure to comply with data collection, e-commerce and privacy laws and regulations; and (v) any Liability of Seller or the Business arising out of violations of law, infringement of third party Intellectual Property Rights, actions or omissions of Seller or the Business, or breaches of any agreement, contract, indenture, instrument, guarantee or other similar agreement occurring on or prior to the Closing;

(c) any legal, accounting, brokerage, finder’s fees or other expenses, if any, incurred by Seller or the Business in connection with this Agreement or the consummation of the Transactions;

(d) any Liabilities of Seller or the Business for borrowed money;

(e) any Liabilities with respect to Taxes of any nature for all periods (or portions thereof) beginning on or prior to the Closing Date and any Taxes recognized or owed as a result of this Agreement or the consummation of the Transactions;

(f) any Excluded Employee Liabilities;

(g) claims for injury to person or property regardless of when made or asserted, which relate to the products and services sold or delivered by the Business prior to Closing; specifically, and without limiting the generality of the foregoing, Purchaser expressly does not assume or agree to pay or be responsible for claims, whether foreseeable or unforeseeable, based on successor liability doctrines conceptualized under such rubrics as the “product line”, “continuity of enterprise” or “de facto merger” doctrines; and

(h) any Liability of Seller or the Business with respect to the Excluded Assets.

Seller agrees to satisfy all Liabilities with respect to the Excluded Liabilities whether known at Closing or thereafter determined, as and when due, and Seller shall indemnify and hold Purchaser harmless therefrom in accordance with Section 8.2, as set forth herein.

ARTICLE 3

CLOSING, PURCHASE PRICE AND PAYMENTS

3.1 Closing

The closing (the “Closing”) of the sale and purchase of the Transferred Assets and all other Transactions contemplated to occur at the Closing shall be deemed to take place at the offices of Seller, at 11:59 p.m., local time, on the date of this Agreement.

3.2 Deliveries at Closing

In addition to and in accordance with the obligations of Seller set forth under ARTICLE 2, prior to or at the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(a) the Transferred Assets (including the Transferred Contracts, if any);

(b) fully-executed counterparts to the Collateral Agreements;

(c) copies of the Books and Records, and any filings and other documentation relevant to the Transferred Assets;

(d) fully-executed counterparts to the Escrow Agreement and such other documentation as the Escrow Agent may reasonably request;

(e) written Consents for each Transferred Contract indicated as requiring consent on Schedule 1.1(kkk) hereto;

(f) fully-executed counterparts to the Offer Letters and Purchaser’s standard Employment, Confidential Information and Invention Assignment Agreement (in form and substance satisfactory to Purchaser) and such other documentation as is required by Purchaser’s standard human resources policies, for Seller and each of the Designated Employees;

(g) fully-executed counterpart to the Seller Non-Competition and Non-Solicitation Agreement  from Nicholas Skrepetos;

(h) a fully-executed counterpart to the Employee Non-Competition and Non-Solicitation Agreement from each of the Designated Employees;

(i) a certificate executed by Seller setting forth the estimated Assumed Liabilities set forth on Schedule 2.6(d) and estimated Prepaid Expenses, in each case as of 11:59 p.m., local time on the Closing Date, a draft of which shall have been delivered to Purchaser not less than three (3) business days prior to Closing;

(j) a certificate executed by Seller, certifying as of the date of Closing that (i) the representations and warranties of Seller contained in this Agreement and all Related Agreements to which Seller is a party are true and complete; (ii) Seller has performed all covenants and agreements under this Agreement and all Related Agreements to which Seller is a party required to be performed on or before the Closing Date; and (iii) no material adverse change shall have occurred with respect to the Business or the Transferred Assets;

(k) legal opinion from Gleaves Swearingen Potter & Scott LLP, legal counsel to Seller, substantially in the form attached hereto as Exhibit F;

(l) month-to-month lease with minimum six-month availability option to Purchaser for existing office space, substantially in the form attached hereto as Exhibit G;

(m) evidence reasonably satisfactory to Purchaser that Seller has obtained, and the Transferred Assets include, valid licenses for all copies of Microsoft Office 2007 and all operating system software used in the Business; and

(n) such other instruments and documents as shall be reasonably requested by Purchaser in connection with this Agreement and the consummation of the Transactions.

3.3 Purchase Price

In consideration of the sale, assignment and transfer of the Transferred Assets, and subject to the terms and conditions set forth in this Agreement, including Section 3.5 below, Purchaser will pay an amount (the “Purchase Price”) equal to (x) Eight Million Five Hundred Thousand Dollars ($8,500,000), less (y) the Actual Purchase Price Adjustment. In addition, Purchaser shall assume the Assumed Liabilities.  Purchaser shall have no obligation to pay the Purchase Price or any other amount in the event the Closing does not occur.

3.4 Payment of Purchase Price

(a) At the Closing, Purchaser shall (i) on behalf of Seller, deposit with the Escrow Agent a portion of the Purchase Price equal to One Million Dollars ($1,000,000) (the “Escrow Payment”); and (ii) pay to Seller by wire transfer, in cash, a portion of the estimated remaining amount of the Purchase Price equal to Seven Million Five Hundred Thousand Dollars ($7,500,000), less (x) the Estimated Purchase Price Adjustment, less (y) $7,500 (the “Holdback Amount”), in accordance with the wire transfer instructions set forth on Schedule 3.4.

(b) Within the later of thirty (30) days following the Closing Date, and ten (10) business days following the receipt by Purchaser of the final calculations of the Assumed Liabilities set forth on Schedule 2.6(d) and Prepaid Expenses pursuant to Section 7.3, Purchaser shall pay to Seller by wire transfer, in cash: (i) if the Actual Purchase Price Adjustment is less than or equal to the Estimated Purchase Price Adjustment, an amount equal to the Holdback Amount; and (ii) if the Actual Purchase Price Adjustment is greater than the Estimated Purchase Price Adjustment, an amount (not less than zero) equal to the Holdback Amount, less the difference between the Actual Purchase Price Adjustment and the Estimated Purchase Price Adjustment.

3.5 Escrow Fund and Escrow Agreement

(a) The Escrow Payment, together with any accrued interest, will constitute an escrow fund (the “Escrow Fund”) and will be governed by the terms set forth in ARTICLE 8 hereof and the Escrow Agreement.  The Escrow Fund shall be available to compensate Purchaser for Losses incurred by the Indemnified Parties pursuant to the indemnification provisions set forth in ARTICLE 8 hereof.

(b) In addition, pursuant to this Section 3.5(b), the Escrow Fund shall be available to compensate Purchaser in the event of the failure of the Business to achieve each of those four milestones set forth on Schedule 3.5 hereto (each, a “Milestone” and collectively, the “Milestones”). If any of the Milestones are not achieved by the applicable dates referenced in Schedule 3.5 as determined in good faith by the Board of Directors of Purchaser, Purchaser may deliver a notice (the “Milestone Notice”) to Seller and the Escrow Agent at any time within thirty (30) days of the expiration of the eighteen-month period following the Closing Date, requesting that a portion of the Escrow Fund (the “Milestone Adjustment Amount”) be delivered from the Escrow Fund to Purchaser. The Milestone Adjustment Amount shall be equal to Two Hundred Fifty Thousand Dollars ($250,000) multiplied by the number of Milestones that have not been achieved by the time required, up to a total amount equal to the Escrow Payment. Seller may object to such request by delivering written notice to Purchaser and the Escrow Agent, specifying the basis for such objection within thirty (30) days following receipt by Seller of the Milestone Notice.  If no such objection is made within such 30-day period, the Escrow Agent shall deliver the Milestone Adjustment Amount to Purchaser without any further action by any party. If Seller objects within such 30-day period, the parties shall resolve such request and objection pursuant to the procedures set forth in Section 8.5 as if the notice constituted an Officer’s Certificate thereunder. Any Milestone Adjustment Amount paid to Purchaser shall be deemed an adjustment of the Purchase Price for all purposes. In addition, if Seller believes that a Milestone has been achieved by the applicable date, Seller may deliver to Purchaser a written notice of completion (the “Milestone Completion Notice”) describing the Milestone and setting forth in reasonable detail the factual basis for Seller’s belief that the Milestone has been achieved.  Purchaser shall have a period of not more than thirty (30) business days from receipt of the Milestone Completion Notice to reject the Milestone Completion Notice by delivering to Seller a written rejection setting forth in reasonable detail the factual basis for Purchaser’s belief that the Milestone has not been achieved.  If no such rejection is made within such thirty (30) day period, the Milestone shall be for all purposes of this Agreement deemed achieved.  If Purchaser rejects the Milestone Completion Notice within such thirty (30) day period, Seller may elect to withdraw the Milestone Completion Notice and subsequently provide a replacement Milestone Completion Notice after addressing Purchaser’s basis for rejection, or, if Seller does not so elect, the parties shall resolve such request and objection pursuant to the procedures set forth in Section 8.5 as if the notice constituted an Officer’s Certificate thereunder. For purposes of clarification, none of the Escrow Fund shall be released to Seller upon the completion of any Milestone prior to the Escrow Period Termination (as defined in the Escrow Agreement), and the Escrow Fund shall remain available for purposes of indemnification until such time pursuant to the terms hereof and the Escrow Agreement.

3.6 Allocation of Purchase Price

Not later than 90 days following the Closing, Purchaser shall provide Seller with an allocation of the Purchase Price (the “Allocation”).  Such Allocation shall be prepared in accordance with Section 1060 of the Code, or any successor thereto, and the regulations promulgated thereunder.  The Allocation shall be conclusive and binding upon the Parties for all tax purposes, and the Parties agree that all returns and reports (including IRS Form 8594) shall be prepared in a manner consistent with (and the Parties shall not otherwise file a tax return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.

3.7 Transfer Taxes

All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer, documentary or other similar taxes or governmental fees (“Transfer Taxes”) imposed or levied against Seller or the Business by reason of, in connection with or attributable to this Agreement and the Transactions shall be borne solely by Seller.

3.8 Expenses

Except as otherwise provided herein, each Party shall be solely responsible for its own costs and expenses (including those of its employees and attorneys’ and other advisors’ fees) incurred in negotiating and consummating the Transactions.

3.9 Withholding Taxes

Notwithstanding any other provision in this Agreement, Purchaser shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the direct or indirect recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payment in respect of which such deduction and withholding was made.  The foregoing notwithstanding, Purchaser shall withhold no portion of the Purchase Price pursuant to this Section 3.9, unless required by applicable Legal Requirements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as qualified by such exceptions as are specifically set forth in the Disclosure Schedule (referencing the appropriate Section and paragraph numbers),  as follows:

4.1 Qualification; Subsidiaries

(a) The Business is duly qualified or licensed to do business, to perform its obligations under all Contracts by which it is bound and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.  Section 4.1(a) of the Disclosure Schedule lists each jurisdiction in which the Business is qualified to do business.

(b) The operations of the Business have not now and have never been conducted under any name other than ‘SUPERAntiSpyware.com’ and ‘SUPERAdBlocker.com.’

(c) Neither Seller nor the Business owns or controls, directly or indirectly, any interest in any corporation, association or other business entity (excluding, however: (i) any passive investment in less than 1% of the outstanding shares of the capital stock of a publicly traded corporation that is engaged in a Competing Business Purpose, provided that Seller is not otherwise associated with such corporation; and (ii) a passive investment in shares of the capital stock of a corporation, or other interest of a business entity, that is not engaged in a Competing Business Purpose and is not associated with any entity engaged in a Competing Business Purpose). The Business is not a participant in any joint venture, partnership or other arrangement involving joint ownership of assets and sharing of profits.

4.2 Authorization of Transactions

Seller has all requisite power and authority to enter into this Agreement, the Escrow Agreement, the Collateral Agreements and any related agreements to which he is a party and to consummate the Transactions. No further actions are required on the part of Seller to authorize this Agreement, the Escrow Agreement or the Collateral Agreements or any related agreements to which he is a party or to consummate the Transactions.  Seller does not need the approval of any other Person to approve this Agreement or the transactions contemplated hereby. This Agreement, the Escrow Agreement, the Collateral Agreements and any related agreements to which Seller is a party have been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 Noncontravention

The execution and delivery of this Agreement, the Escrow Agreement, the Collateral Agreements and any related agreement by Seller does not, and the performance of this Agreement, the Escrow Agreement, the Collateral Agreements and any related agreement by Seller will not, (a) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or the Business or by which any of the properties of the Business is bound or affected, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Seller or the Business or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Transferred Assets pursuant to, any Contract or other obligation to which Seller is a party or by which the Business or the Transferred Assets are bound or affected.

4.4 Consents

No Consent of any Governmental Entity or any third party is required by Seller or the Business in connection with the execution and delivery of this Agreement or any related agreements or the consummation of the Transactions, except for those Transferred Contracts specifically noted as requiring consent on Schedule 1.1(kkk) hereto.

4.5 Ownership of the Business

Seller is the sole owner of the Business, including the Transferred Assets. No Person other than Seller has any right to the revenue or profits, or is liable for the debts, obligations and expenses, of the Business.  For the avoidance of doubt, and without limiting the foregoing, Seller’s spouse has no direct or indirect legal or equitable ownership interest in the Business, including the Transferred Assets, whether by virtue of an express ownership or financial interest or by virtue of her marital relationship with Seller.

4.6 Financial Information

(a) Section 4.6 of the Disclosure Schedule sets forth the following unaudited financial information: (i) sales bookings by month for the 2010 calendar year and for the interim period beginning January 1, 2011 and ending June 13, 2011; (ii) the accounts receivable, prepaid expenses and accrued liabilities of the Business as of June 13, 2011; and (iii) a profit and loss statement for the Business by month for the 2010 calendar year, prepared on the cash basis (together, the “Business Financial Data”). The Business Financial Data (i) are true and correct in all material respects and have been prepared on a consistent basis throughout the periods indicated and consistent with each other, and (ii) present fairly the financial condition of the Business insofar as may be presented by such data, as of the dates and during the periods indicated therein.

(b) The Business has no Liability of any type, whether accrued, absolute, contingent, matured, unmatured or other, except Liabilities which individually or in the aggregate (i) have been set forth in Section 4.6 of the Disclosure Schedule, or (ii) are executory obligations arising in the ordinary course of business (and not as a result of the breach of any Contract identified in the Disclosure Schedule).

4.7 Restrictions on Transactions or Business Activities

There is no agreement (noncompetition, field of use, most favored nation or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller or relates to the Business or the Transferred Assets which has or reasonably could be expected to have the effect of prohibiting or impairing (a) any practice of the Business, (b) any acquisition of property (tangible or intangible) by Purchaser in connection with the operation of the Business or the Transferred Assets, (c) the conduct of the Business or (d) the Transactions.  Without limiting the foregoing, Seller has not entered into any agreement under which the operations of the Business are restricted or which places any restrictions upon Seller with respect to selling, licensing or otherwise using or distributing any of the Transferred Products or the Transferred Technology to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.8 Title of Properties; Absence of Liens and Encumbrances; Condition

Seller has good and valid title to all of the Transferred Assets, and the power to sell, assign and transfer the Transferred Assets free and clear of any Liens.  At the Closing, Purchaser will obtain good and valid title to the Transferred Assets, free and clear of all Liens.  The Tangible Assets are in good condition and repair, subject to normal wear and tear.  After the Closing, Purchaser shall be able to use the Transferred Assets and exercise, and enjoy the benefits of, the Transferred Assets in substantially the same manner as Seller prior to the Closing without infringing the rights of any third party. The Transferred Assets are usable for their intended purposes, are free from defects and conform in all material respects to all applicable statutes, ordinances and regulations relating to their development, use and operation.

4.9 Intellectual Property

(a) Section 4.9(a) of the Disclosure Schedule lists all Transferred IP that is Registered IP.  All such Registered IP is currently in compliance with formal Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use), is valid and enforceable, and is not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.  There are no proceedings or actions Known to Seller before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered IP.  Seller has not claimed any status in the application for or registration of any Registered IP, including “small business status,” that would not be applicable to Purchaser.

(b) All schedules attached to this Agreement and listing or describing the Transferred Products, the Transferred IP and the Transferred Technology are complete and accurate.

(c) The Transferred IP constitutes all of the Intellectual Property Rights that are used in or necessary for the current or reasonably anticipated continued operation of the Business or use of the Transferred Assets and for Purchaser to sell, market, modify, develop, license, service, support, and maintain the Transferred Products after Closing.  The Transferred Technology constitutes all of the Technology related to, used in or necessary for the current or reasonably anticipated continued operation of the Business or use of the Transferred Assets, and for Purchaser to sell, market, modify, develop, license, support, service and maintain the Transferred Products after Closing.

(d) Seller does not own or have any interest in any Patents or other Registered IP other than the Patents and other Registered IP included in the Transferred Assets.  None of the Patents included in the Transferred Assets, or any Patents related thereto, are subject to a terminal disclaimer.

(e) Each item of the Transferred Products, Product Software, Transferred IP and Transferred Technology is free and clear of any Liens and any other encumbrances.  Seller owns exclusively, and has good and marketable title to, all works of authorship and all associated copyrights that are used or embodied in, and all other Intellectual Property Rights in and to, the Transferred Technology, and no other Person has any other rights thereto.  All Transferred Assets shall be fully transferable and alienable by Purchaser.

(f) To the extent that any Transferred IP, Transferred Products, Product Software or item of Transferred Technology was originally owned or created by or for any third party, including any Employee: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Transferred Products, Transferred Technology, Product Software and Intellectual Property Rights by valid assignment or otherwise and has requested the waiver of all non-assignable rights, including all moral rights; (ii) the transfers from Seller to Purchaser hereunder do not violate such third-party agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Transferred IP, Transferred Products, Product Software or Transferred Technology; and (iv) no basis exists for any third party to challenge or object to the Transactions.  No third party who has licensed any Intellectual Property Rights to Seller has ownership rights or license rights to modifications or improvements made by Seller in the technology embodying such Intellectual Property Rights.

(g) No Transferred Asset is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof or that may affect the validity, use or enforceability of the Transferred Assets.

(h) Section 4.9(h) of the Disclosure Schedule lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD license, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Materials”) and that has been used by or incorporated into any Transferred Product, Product Software or Transferred Technology in any way and describes the manner in which such Open Source Materials were used or incorporated (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Seller).  Seller has not used Open Source Materials in any manner that would or could (i) require the disclosure or distribution in source code form of any Transferred Product, Product Software or Transferred Technology, (ii) require the licensing of any Transferred Product, Product Software or Transferred Technology for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Transferred Product, Product Software or Transferred Technology, (iv) create, or purport to create, obligations for Seller (or any successor) with respect to Intellectual Property Rights owned by or purported to be owned by Seller or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by or purported to be owned by Seller, or (v) impose any other limitation, restriction, or condition on the right of Seller to use or distribute any Transferred Product, Product Software or Transferred Technology.  With respect to any Open Source Materials that are or have been used by Seller in any way, Seller has been and is in compliance with all applicable licenses with respect thereto.

(i) Neither this Agreement nor the Transactions, including the assignment to Purchaser, by operation of law or otherwise, of any Contracts to which Seller is a party, will result in (i) Purchaser granting to any third party any right to or with respect to any Technology or Intellectual Property Rights owned by Purchaser, (ii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (iii) Purchaser being obligated to pay any royalties or other amounts to any third party.

(j) Section 4.9(j) of the Disclosure Schedule lists all Contracts to which Seller is a party (i) related to the licensing or acquisition of any third party Intellectual Property Rights or Technology related to or used in the Business or incorporated into the Transferred Products, Product Software or Transferred Technology, or (ii) related to the licensing or sale of any Transferred IP other than non-exclusive object code-only licenses granted by Seller in the ordinary course pursuant to Seller’s standard form of license agreement attached to Section 4.9(j) of the Disclosure Schedule. Seller is not required to make or accrue any royalty or other payment to any third party in connection with the Business or any of the Transferred Assets.

(k) No third party possesses any copy of any source code for any Product Software or other Software included in the Transferred Assets. As of the Closing, Seller will have delivered to Purchaser, and Seller will not have retained any copy of any source code for any Product Software or other Software included in the Transferred Assets.

(l) Seller has taken all reasonable steps to protect Seller’s rights in the confidential information and trade secrets associated with, related to or included in the Transferred Assets. To the Knowledge of Seller, no Person is infringing or misappropriating the Transferred IP, Transferred Technology, Transferred Products or Product Software.

(m) Seller has and enforces a policy requiring each Employee to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 4.9(m) of the Disclosure Schedule.  All Employees have executed such an agreement assigning all of such Employees’ rights in and to the Transferred Technology and the Transferred IP to Seller. The Transferred Assets do not include any inventions of any of the Employees made prior to their employment by the Business.

(n) The Transferred Products, the Product Software, and any other Technology or Software included in the Transferred Assets prior to the Closing Date, did not, do not, and will not (i) infringe or misappropriate the Intellectual Property Rights of any other Person, (ii) violate the rights of any other Person (including rights to privacy or publicity), or (iii) constitute unfair competition or trade practices under the laws of any jurisdiction.

(o) Seller has not received notice from any Person claiming that the Transferred Assets infringe, misappropriate or violate the Intellectual Property Rights or other rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

(p) There are no Contracts between Seller and any other Person with respect to Transferred IP or the Transferred Assets under which there is any dispute or any threatened dispute regarding the scope of such Contract or performance under such Contract.

(q) To the extent that Seller has distributed or licensed any Transferred Product to an end user pursuant to any form of encryption key: (i) Seller has a written agreement with each such end user requiring such end user to protect the confidentiality of such key; (ii) Seller has delivered to Purchaser a true and complete list of all third parties who have had access to any such keys; (iii) no third party has had access to any such keys, except pursuant to clause (i) above; and (iv) Seller has delivered to Purchaser any such keys and the Technology to generate such keys and has not retained any such keys or such Technology.

(r) Seller has disclosed in writing to Purchaser all information relating to any bugs, non-conformities or other problem or issue with respect to any of the Product Software, Transferred Products or Transferred Technology that does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of that Product Software, Transferred Product or Transferred Technology.  Without limiting the foregoing, there have been, and are, no claims asserted against Seller related to the Transferred Products (or any other product, Technology or service of Seller).

(s) Seller has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that the Transferred Products and the Product Software are free from viruses and other disabling codes.

(t) Section 4.9(t) of the Disclosure Schedule contains a true and complete description of the current and any prior privacy policy(ies) of the Business related to “Personally Identifiable Information” or “PII” (collectively, “Privacy Policies”) concerning any individual, including but not limited to current, former or potential customers, employees, or agents.  “Personally Identifiable Information” or “PII” means any information that alone or in combination with other information held by the Business, whether obtained online or offline, can be used to specifically identify a person.

(u) The Privacy Policies and all other representations, marketing materials, and advertisements that address privacy issues and the treatment of PII, accurately and completely describe the information practices of the Business in regard to PII that it collects, maintains, controls, stores, accesses, transfers, processes, uses or discloses (collectively, “Processing”).  The Business has complied with the Privacy Policies, all applicable laws, regulations, Contracts and other obligations related to processing of PII.  The Business has given all notices, made all disclosures, and obtained all necessary consents related to Processing of PII required by the Privacy Policies, applicable laws, regulations and Contracts and no such notices, disclosures or consent requests have been inaccurate, misleading or deceptive.  The Business has not collected any information online from children who it knows or has reason to know are under the age of 13 without verifiable parental consent or directed any of its Sites’ content to children under the age of 13 through which such information could be obtained.

(v) The Business has stored and maintained PII in a secure manner, using commercially reasonable physical, administrative and technical measures to assure the integrity and security of the data and to prevent loss, alteration, corruption, misuse and unauthorized access to PII. All electronic or paper-based records containing PII that the Business has sought to dispose of in the ordinary course of business have been destroyed or otherwise rendered unretrievable or unusable.  All third party access to PII has been subject to confidentiality requirements.  There has been no unauthorized access to, acquisition of, or disclosure of PII.

(w) The transfer of PII under this Agreement complies with all applicable laws and regulations relating to such transfer and with the Privacy Policies, Contracts and other obligations in regard to PII.

(x) Seller has not received any claims, notices or complaints regarding the information practices and Processing of PII of the Business.  Section 4.9(x) of the Disclosure Schedule sets forth the privacy seal program (e.g., TRUSTe, BBBOnline) in which the Business or the Sites is a member; if any of them are a member of any such seal program, the Business and/or the Sites, as applicable, are in compliance with the requirements of such program.

(y) The Business has completely and accurately described in the Privacy Policies, Contracts and other materials the use of cookies, web beacons and other online tracking resources of the Business.  The Business does not use such resources to collect PII without obtaining the express consent of all individuals to whom such PII relates.

(z) The Business’ Processing of PII complies with the then-current version of the Payment Card Industry Data Security Standard.

4.10 Brokers’ and Finders’ Fees

Seller has not incurred, nor will Seller incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the Transactions.

4.11 Transferred Contracts

The Transferred Contracts are all of the Contracts between Seller and any third party related to, or necessary for, the operation of the Business and the Transferred Assets, and true and complete copies of all such Contracts have been delivered to Purchaser. Each Transferred Contract is in full force and effect and Seller is not subject to any default thereunder, nor is any party obligated to Seller pursuant to any such Transferred Contract subject to any default thereunder. Seller has not breached, violated or defaulted under, nor received notice that they have breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract. Seller has obtained all necessary consents, waivers and approvals of parties to any Transferred Contract as are required thereunder in connection with the Closing, or for any such Transferred Contract to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, Purchaser will be permitted to exercise all of the rights Seller had under the Transferred Contracts without the payment of any additional amounts or consideration.

4.12 Complete Copies of Materials

Seller has Seller has delivered true and complete copies of (i) all Tax Returns filed with any taxing authority since January 1, 2009, including federal income Tax Returns for tax years 2008 and 2009, and the extension filed for the 2010 tax year; (ii) bank statements of the Business for the 2010 calendar year and for the periods beginning on or after January 1, 2011 and ending on or prior to May 16, 2011; and (iii) each other existing document that has been requested in writing by Purchaser or its counsel.

4.13 Transferred Assets

The Transferred Assets comprise all of the tangible and intangible assets, properties and rights of every type and description (other than real property) used in or reasonably necessary for the operation of the Business by Purchaser following the Closing in a manner consistent with its operation prior to Closing, provided, however, that the Transferred Assets shall not include cash, leaving the Business without cash as of Closing.

4.14 Operational Licenses

Section 4.14 of the Disclosure Schedule lists all permits, government approvals, licenses, clearances and Consents necessary for the conduct of the Business. Seller currently holds and has provided to Purchaser true and complete copies of all such permits, government approvals, licenses, clearances and Consents.

4.15 Litigation

There is no action, suit, proceeding, claim, arbitration or any investigation pending or, to the Knowledge of Seller, threatened before any court or administrative agency against Seller that relates directly or indirectly to the Business, any Transferred Asset or any Employee, or that questions the validity of this Agreement, the Collateral Agreements, the Escrow Agreement or any related agreements, or of any action taken or to be taken pursuant to or in connection with such agreements.  There is no judgment, decree or order against Seller or the Business, or any of the Transferred Assets.

4.16 Employee Benefits

(a) Section 4.16(a) of the Disclosure Schedule contains a complete and accurate list of the Employees as of the date hereof and shows with respect to each such Employee (i) the Employee’s name, position held, all remuneration payable and other benefits provided by Seller or which Seller is bound to provide (whether at present or in the future) to each such Employee, or any person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which Seller is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year, (iv) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves), (v) visa status, and (vi) any Known or recorded performance issues (including any violations of ethical rules or codes of conduct), incidents of violence or drug abuse, or criminal record of such Employee.   Neither Seller nor the Business has any Employee Benefit Plan as defined in ERISA.

(b) No payment or benefit which will or may be made by Seller or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

4.17 Bulk Transfer Laws

There are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the Transactions, and the “bulk transfer laws” of any state in which the Transferred Assets are located do not apply to the transfer of those Transferred Assets under this Agreement.

4.18 Compliance with Applicable Laws

(a) Seller, the Transferred Assets and the Business are in compliance with all applicable Legal Requirements, including laws, statutes, codes, regulations, standards, guidelines, guidance documents, and directives or consents (including consent decrees and administrative orders) at any time in effect, including all applicable regulations promulgated by the Federal Trade Commission and U.S. Bureau of Industry and Standards.  No investigation or review by any Governmental Entity or self-regulatory entity with respect to Seller is pending or, to the Knowledge of Seller, threatened.

(b) Seller has obtained and has in effect all permits, licenses and other authorizations which are required with respect to the operation of the Business and the ownership of the Transferred Assets.  Seller is in full compliance with all terms and conditions of such permits, licenses and authorizations, no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke or limit any thereof, and to the Knowledge of Seller there is no basis for any such proceeding and the consummation of the Transactions will not result in the non-renewal, revocation or termination of any such license or permit.

(c) Seller is conducting and has conducted the export transactions of the Business in accordance with all applicable export and re-export control laws of the United States and all applicable import/export control laws in other countries in which the Business operates. Without limiting the foregoing:

(i) Seller has obtained, and is in compliance with, all export licenses, license exceptions and other consents, notices, permits, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export and re-export of products, services, software and technologies of the Business and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), and has performed classification reviews of all of the Transferred Products.

(ii) There are no pending or, to the Knowledge of Seller, threatened claims or legal actions against Seller alleging a violation of such Export Approvals or the export control laws of any Governmental Entity.

(iii) No Export Approvals are required by the consummation of the Transactions.

4.19 Business Practices

    Seller and, to the Knowledge of Seller, the Employees are in compliance with the U.S. Foreign Corrupt Practices Act, as amended, including the books and records provisions thereof. Neither Seller nor any Person acting on Seller’s behalf has ever paid or delivered, or promised to pay or deliver, directly or indirectly through any other Person, any monies or anything else of value to any government official or employee of any political party, for the purpose of illegally or improperly inducing or rewarding any action by the official favorable to Seller.

4.20 Tax Matters

(a) Seller has prepared and timely filed all required Tax Returns for all periods ending on or prior to the Closing Date relating to any and all Taxes concerning or attributable to the Transferred Assets or the Business, and such Tax Returns are true and correct and have been completed in accordance with applicable Legal Requirements.

(b) Seller has timely paid all Taxes required to be paid that are attributable to the Transferred Assets or the Business and timely paid or withheld and paid over to the appropriate Governmental Entities with respect to its Employees and other third parties all income taxes, social security and national insurance contributions and other Taxes required to be withheld.

(c) Purchaser shall not have any Liability, and shall not incur any loss, expense or cost, and none of the Transferred Assets are or shall be subject to any Liens, by reason of any Taxes arising out of (i) the Business as conducted by Seller prior to the consummation of the sale hereunder of the Transferred Assets or (ii) any other operations or activities of Seller whether conducted prior to the date hereof or hereafter.

(d) Seller has not executed any waiver of any statute of limitations on or extending the period for assessment or collection of any Tax attributable to the Transferred Assets or the Business.

4.21 Certain Relationships

No Employee (nor any immediate family member or affiliate of any Employee) has or has had, directly or indirectly, any financial interest in any Person with any contractual or business relationship with the Business, including any party to any of the Transferred Contracts.

4.22 Product Warranties

    Each product manufactured, sold, leased, licensed or delivered by the Business has been done so in material conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith other than warranty obligations, customer service, updates, upgrades and the like provided to users in the ordinary course of operation of the Business pursuant to the standard terms and conditions of sale, license and lease for the Business set forth in Section 4.22 of the Disclosure Schedule. No product manufactured, sold, leased, distributed, licensed or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond Seller’s applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Legal Requirements. Section 4.22 of the Disclosure Schedule includes copies of the standard terms and conditions of sale, license and lease for the Business.

4.23 Accounts Receivable

All receivables reflected on the Current Balance Sheet arose from goods shipped or products sold or services rendered by the Business in the ordinary course of business, are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Current Balance Sheet, and no such receivable is subject to any counterclaim or setoff.

4.24 No Insolvency

(a) There is not outstanding any:

(i) appointment of a receiver over the whole or part of the assets of Seller;

(ii) petition or order for administration of Seller under any federal or state bankruptcy, insolvency or similar law; or

(iii) voluntary arrangement between Seller and any of Seller’s creditors under any federal or state bankruptcy, insolvency or similar law.

(b) Seller is not deemed unable to pay his debts within the meaning of applicable Legal Requirements. Seller is not now insolvent and will not be rendered insolvent by the Transactions contemplated in this Agreement.  As used in this section, “insolvent” means that the sum of debts and other probable liabilities of a party exceeds the present fair saleable value of such party’s assets.

4.25 Disclosure

(a) No statement made by Seller in this Agreement or any of the agreements contemplated hereby, or the exhibits and schedules attached hereto or thereto or in any certificate or schedule furnished or to be furnished by or on behalf of Seller to Purchaser in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

4.26 Environmental

The facilities used by the Business have all necessary environmental permits and authorizations if and to the extent any are required by law; there has been no release of hazardous materials or substances at or near such facilitites; and there are no pending enforcement, administrative actions or environmental claims against the Seller relating to the Business.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1 Organization

    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization of Transaction

    Purchaser has all requisite power and authority to execute and deliver this Agreement, the Escrow Agreement and the Collateral Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement, the Escrow Agreement and the Collateral Agreements to which it is a party and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement, the Escrow Agreement and the Collateral Agreements to which it is a party have been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitute valid and binding obligations of Purchaser.

5.3 Sufficient Cash Funds

    Purchaser has available sufficient funds to enable it to pay the Purchase Price.

ARTICLE 6

CONFIDENTIAL INFORMATION

6.1 Confidentiality of Agreement and Public Announcements

(a) Seller acknowledges that included in the Transferred Assets are certain Technology, Intellectual Proprietary Rights and other confidential and/or proprietary information that have been used, and have commercial value, in the Business and accordingly have been treated by Seller as confidential. All such information, and all information regarding this Agreement and the Transactions (collectively, the “Confidential Information”), shall be kept confidential by Seller. On and after the Closing Date, Seller will keep in strictest confidence and trust all Confidential Information and Seller will not, without Purchaser’s prior written consent, use or disclose any Confidential Information, except to the extent (i) necessary to comply with any Legal Requirements in connection with Seller’s ownership or operation of the Transferred Assets on or prior to the Closing Date, such as the filing of income tax returns or reports or (ii) any of them become legally compelled (e.g., by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, in which case, Seller will provide Purchaser with prompt written notice so that Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.1(a). If such protective order or other remedy is not obtained or Purchaser waives compliance with the provisions of this Section 6.1(a), Seller will furnish only that portion of the Confidential Information which is legally required.

(b) Except as provided in Section 6.1(c), each Party hereto agrees that this Agreement and every provision hereof shall be strictly confidential and shall not be disclosed to any other person other than: (i) with the written consent of Purchaser; (ii) if it is required by Legal Requirements; (iii) if it is made pursuant to existing contractual obligations; or (iv) if it is required by any rule or regulation of any securities exchange or regulatory or governmental body whether or not this has the force of law.

(c) Notwithstanding the foregoing, the confidentiality obligations set forth in Section 6.1(b) shall not prevent or restrict Purchaser in any way from (i) announcing publicly or otherwise notifying third parties at any time that it has purchased the Transferred Assets (including notifying them of the amount of the Purchase Price) and introducing itself as successor or (ii) disclosing this Agreement and the exhibits and schedules hereto and the terms hereof and thereof for purposes of complying with applicable securities laws or the rules of the Nasdaq National Market applicable to Purchaser or its affiliated entities.

6.2 Remedies

If any of the obligations set forth in Section 6.1 with respect to confidentiality or use of Confidential Information hereunder are breached, Purchaser shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

      ARTICLE 7

COVENANTS

7.1 Additional Documents and Further Assurances

At any time or from time to time after the Closing, at Purchaser’s request and without any further consideration, Seller shall: (a) execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation; (b) provide such materials and information; and (c) take such other actions, as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, to confirm Purchaser’s title to, all of the Transferred Assets, and, to the full extent permitted by Legal Requirements, to put Purchaser in actual possession and operating control of the Transferred Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise for purposes of fulfilling Seller’s obligations under this Agreement, the Escrow Agreement and the Collateral Agreements.

7.2 Tax Matters

(a) Seller Tax Returns.  Subject to Section 7.2(b), Seller will prepare and file all Tax Returns for the Business (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to the operations of the Business or the use or ownership of the Transferred Assets on or prior to the Closing Date (the “Seller Tax Returns”).  The Seller Tax Returns shall be true, complete and correct and prepared in accordance with applicable Legal Requirements.  Seller will make all payments for Taxes required with respect to the Seller Tax Returns.

(b) Purchaser Tax Returns.  Purchaser will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Purchaser’s ownership or use of the Transferred Assets or its operation of the Business following the Closing Date (the “Purchaser Tax Returns”).  The Purchaser Tax Returns shall be true, complete and correct and prepared in accordance with applicable Law. Purchaser will make all payments for Taxes required with respect to the Purchaser Tax Returns.

(c) Property Taxes.  In the case of any real or personal property Taxes (or other similar taxes) attributable to the Transferred Assets for which the corresponding Tax Returns cover periods both prior to and following the Closing, Purchaser shall prepare such Tax Returns and make all payments required with respect to any such Tax Return; provided, however, that Seller will reimburse Purchaser concurrently therewith to the extent that any payment made by Purchaser relates to any period on or prior to the Closing Date, prorated on a per diem basis.

7.3 Delivery of Final Financial Information

As promptly as practical but in any event within twenty (20) business days following the Closing, Seller shall deliver to Purchaser:

(a) the final calculations of (i) the Assumed Liabilities set forth on Schedule 2.6(d), and (ii) Prepaid Expenses, in each case as of 11:59 p.m., local time on the Closing Date;

(b) any updates to the sales bookings for the interim period beginning January 1, 2011 and ending June 15, 2011 set forth on Section 4.6 of the Disclosure Schedule, together with detailed invoices and related data with respect to such sales bookings; and

(c) a profit and loss statement for the Business by month for the interim period beginning January 1, 2011 and ending June 15, 2011, prepared on a cash basis consistent with the profit and loss statement set forth on Section 4.6 of the Disclosure Schedule and which shall present fairly the financial condition of the Business insofar as may be presented by such data, during the periods indicated therein.

In addition, Seller shall provide Purchaser all documents, records and work papers and access to all personnel as Purchaser may reasonably request with respect to the foregoing.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations and Warranties

The representations and warranties of Seller contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing and continue in full force and effect until and terminate upon the end of the day on the date eighteen (18) months following the Closing Date (the “Survival Date”); provided, however, that the following representations and warranties (the “Special Representations”) shall survive for longer periods as follows: (a) the representations and warranties contained in this Agreement (including but not limited to Section 4.2 (Authorization of Transactions)), or in any certificate or other instrument delivered pursuant to this Agreement, with respect to due authorization to enter into this Agreement and complete the Transactions shall survive indefinitely and not terminate; (b) the representations and warranties contained in Section 4.8 (Title of Properties; Absence of Liens and Encumbrances; Condition), Section 4.9 (Intellectual Property), Section 4.13 (Transferred Assets), Section 4.16 (Employee Benefits) and Section 4.20 (Tax Matters), shall survive until the expiration of the applicable statutes of limitations; and (c) in the event of fraud or the willful or intentional breach of a representation, warranty or covenant contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, as applicable, such representation, warranty or covenant shall survive indefinitely and not terminate.  The representations and warranties of Purchaser contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the Survival Date. If a claim for indemnification under Section 8.2 arises on or before the Survival Date or other applicable date of expiration and Purchaser delivers a notice of such claim no later than thirty (30) days after such date, then the claims contained in such notice shall survive for the benefit of all Indemnified Parties beyond the Survival Date or other applicable date of expiration until such claims are settled or otherwise resolved.

8.2 Indemnification

Seller and his successors and assigns (together, the “Indemnifying Party”) will indemnify and hold Purchaser and each of Purchaser’s subsidiaries and other affiliates, and their respective officers, directors, employees, agents and representatives (the “Indemnified Parties”), harmless against all claims, losses, liabilities, diminution in value, damages, deficiencies, interest, penalties, taxes, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) paid, sustained, incurred or accrued by the Indemnified Parties, directly or indirectly, as a result of (a) any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement or in any certificate, instrument, or other document delivered by Seller pursuant to this Agreement (without, for purposes of determining the amount of any such Loss, giving effect to any limitation as to “materiality,” “material adverse effect,” or similar qualifications set forth therein); (b) any failure by Seller to perform or comply with any covenant applicable to Seller contained in this Agreement or any agreement delivered by Seller pursuant to this Agreement, including without limitation Seller’s Non-Competition and Non-Solicitation Agreement as shown in Exhibit A-1; (c) any Excluded Liabilities; (d) any failure of Seller to comply with any applicable bulk transfer or similar laws with respect to the Transactions; (e) any amount by which the Actual Purchase Price Adjustment is greater than the Estimated Purchase Price Adjustment (if and to extent the excess is greater than the amount by which the Holdback Amount is reduced pursuant to Section 3.4(b)), or any inaccuracy in the calculation of the Actual Purchase Price Adjustment based upon Purchaser’s review of the final calculations of the Assumed Liabilities set forth on Schedule 2.6(d) and Prepaid Expenses at any time following receipt of such amounts pursuant to Section 7.3.

8.3 Source of Indemnification

Subject to Section 8.7, the amount of any Losses shall be recoverable by Purchaser either through recourse to the Escrow Fund or by proceeding against the Indemnifying Party directly, or a combination of the two, as may be determined in Purchaser’s sole discretion.   Notwithstanding the foregoing, in the case of fraud or intentional or willful breach of a representation, warranty or covenant of Seller contained in this Agreement or in any certificate, instrument, or other document delivered by Seller pursuant to this Agreement, Purchaser may seek any remedy to which it is entitled under law or equity.

8.4 Indemnification Procedure

If an Indemnified Party seeks indemnification under this ARTICLE 8, Purchaser shall deliver an Officer’s Certificate to Seller and the Escrow Agent, if the Escrow Period has not expired.  Seller may object to such claim by delivering written notice to Purchaser (and the Escrow Agent, if the Escrow Period has not expired) specifying the basis for such objection within thirty (30) days following receipt by Seller of notice from Purchaser regarding such claim.  If no such objection is made within such 30-day period, the Indemnified Party may recover Losses without further consent or approval required of the Indemnifying Party.  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Purchaser (i) stating that an Indemnified Party has paid, sustained, incurred or accrued, or in good faith reasonably anticipates that it will pay, sustain, incur or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or accrued, or the basis for such anticipated liability.

8.5 Resolution of Conflicts; Arbitration..

(a) If Seller shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses within thirty (30) days after delivery of such Officer’s Certificate, Seller and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties, at which time the claim shall be promptly paid, expensed or settled, as the case may be.

(b) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, Seller or Purchaser may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted pursuant to Section 10.4.

(c) Arbitration under Section 10.4 shall apply to any dispute among the Indemnifying Party, on the one hand, and the Indemnified Parties, on the other hand, under this ARTICLE 8 hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this ARTICLE 8.

(d) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the Parties to this Agreement, including the Indemnifying Party and any Indemnified Party.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order, as applicable.  Within 30 days of a decision of the arbitrator(s) requiring payment by one Party to another, such Party shall make the payment to such other Party, including any distributions out of the Escrow Fund, as applicable.

8.6 Third-Party Claims

In the event Purchaser becomes aware of a third-party claim that Purchaser reasonably believes may result in a demand for indemnification pursuant to this ARTICLE 8, Purchaser shall notify Seller of such claim, and Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim.  Purchaser shall have the right, in its sole discretion, to conduct the defense of and settle any such claim; provided, however, that except with the consent of Seller, which consent may not be unreasonably withheld, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter.  In the event that Seller has consented to any such settlement, the Indemnifying Party shall not have power or authority to object under any provision of this ARTICLE 8 to the amount of any claim by the Indemnified Party against the Escrow Fund or the Indemnifying Party directly, as the case may be, with respect to such settlement.

8.7 Limitations on Indemnity.

(a) Cap. Subject to Section 8.7(b), the liability of the Indemnifying Party for indemnification to the Indemnified Parties will be limited to the Escrow Fund whether or not the Survival Date has passed.

(b) Exceptions. Notwithstanding anything herein to the contrary, the limitations set forth in Section 8.7(a) will not apply to Losses which result from or are related to (i) fraud; (ii) willful breach of a representation, warranty or covenant contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement; (iii) any breach of Section 4.2 (Authorization of Transactions), Section 4.5 (Ownership of the Business), Section 4.6 (Financial Information), Section 4.8 (Title of Properties; Absence of Liens and Encumbrances; Condition); Section 4.9 (Intellectual Property), Section 4.13 (Transferred Assets) and Section 4.20 (Tax Matters); or (iv) any Excluded Liabilities, and the liability of the Indemnifying Party for indemnification of Losses with respect to such matters shall not be limited in any manner under this Agreement.  In addition, nothing herein shall limit the liability of Seller for any breach of any representation, warranty or covenant if the Closing does not occur, in which case Purchaser is entitled to any remedy available at law, in equity or under this Agreement, including seeking in such relief or monetary damages for breaches of ARTICLE 6 hereof.

8.8 Exclusive Remedy

From and after the Closing Date, the remedies under this ARTICLE 8 shall be the exclusive remedies of the Parties under this Agreement, other than in the event of fraud or willful breach.

ARTICLE 9

AMENDMENT AND WAIVER

9.1 Amendment

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Seller and Purchaser.

9.2 Extension; Waiver

At any time prior to the Closing, Purchaser or Seller may, to the extent legally allowed, extend the time for the performance of any of the obligations of the other Party, or waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 10

GENERAL

10.1 Notices

Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to Purchaser:	SDC Software, Inc.
1900 Seaport Boulevard, 3rd Floor
Redwood City, CA 94063
Attn: President
Facsimile:

with a copy to:	Hayden Bergman, Professional Corporation
150 Post Street, Suite 650
San Francisco, CA 94108
Attn:           Peter Bergman
Telephone: (415) 692-3310
Facsimile: (866) 409-3373

if to Seller:	Nicholas Skrepetos
1185 Throne Drive
Eugene, OR 97402

with a copy to:	Gleaves Swearingen Potter & Scott LLP
975 Oak Street, Suite 800
Eugene, OR 97401
Attn: Ian T. Richardson
Telephone: (541) 686-8833
Facsimile: (541) 345-2034

10.2 Governing Law

This Agreement shall be governed in all respects by the laws of the United States of America and the State of Delaware as such laws apply to agreements entered into and to be performed entirely within Delaware by residents of such state.

10.3 Forum and Venue

Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Francisco County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Each Party agrees not to commence any legal proceedings related hereto except in such courts.

10.4 Resolution of Conflicts; Arbitration

Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of San Francisco, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators.  Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Purchaser and Seller.  Alternatively, at the request of either Party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Purchaser or Seller.  Purchaser and Seller shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.

(b) Discovery.  In any arbitration under this Section 10.4, each Party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing.  Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(d) Other Relief.  The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses.  The Parties agree that each Party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each Party waives its right to seek an order compelling the other Party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

10.5 Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  Purchaser may assign all of its assets, licenses and other rights acquired hereunder in their entirety or in part after the Closing.  This Agreement may not be assigned by Seller.

10.6 No Third-Party Beneficiaries

This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto, and their respective successors and permitted assigns.

10.7 WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.8 Severability

If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of this Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.  The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision.  Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

10.9 Entire Agreement

This Agreement (including the Schedules and Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof, and is not intended to confer upon any other Person any rights or remedies hereunder.

10.10 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Purchaser, by its duly authorized representative, and Seller have executed this Agreement as of the date first written above.

PURCHASER:

SDC SOFTWARE, INC.

By:
Name:
Title:

SELLER:

Nicholas Skrepetos

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SPOUSAL CONSENT

I, Kellie Skrepetos, spouse of Nicholas Skrepetos, have read and approve of the foregoing Asset Purchase Agreement, dated as of  June 15, 2011, together with all exhibits, schedules and attachments thereto (collectively, the “Agreement”), by and between my spouse and SDC Software, Inc., a Delaware corporation (“Purchaser”).  In consideration of the rights and benefits accruing to Nicholas Skrepetos pursuant to the Agreement, I hereby appoint Nicholas Skrepetos as my attorney-in-fact in respect to the exercise or waiver of any rights under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement, the Business (as defined in the Agreement) or any of the Transferred Assets (as defined in the Agreement) under any community property or similar laws relating to marital property.

Dated:  June 15, 2011.

“Spouse of Seller”

Kellie Skrepetos